EXHIBIT 99.1

For Immediate Release

Contact:              Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Third Quarter Operating Results For Fiscal 2021

Greenwich, Connecticut, September 8, 2021 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported financial and operating results for the three and nine months ended July 31, 2021, and provided information regarding financial and operational activities in light of the ongoing COVID-19 pandemic.

The following is a discussion of our current dividend levels and statistics about our portfolio that are useful in assessing the impact of COVID-19 on our business:
Dividend Declarations
•
On September 2, 2021, the company’s Board of Directors declared a quarterly dividend of $0.207 per Common share and $0.23 per Class A Common share that will be paid on October 15, 2021 to holders of record on October 1, 2021. The Board determined that this level of dividend, which was instituted beginning with our July 2021 dividend, is appropriate, after taking into account the improved liquidity position of the Company, the significant progress made in vaccinating the U.S. public and the signs of general business improvement in our markets. Also, as a REIT, the company is required to distribute at least 90% of the company’s taxable income to its stockholders.  Based on the company’s estimates, this level of common stock dividend, when combined with the company’s preferred stock dividends, will satisfy that requirement (excluding any gains on sales of property).  The Board will continue to monitor the ongoing COVID-19 situation and its impact on the company, and make future dividend decisions based on this and other information available to it.

•
In addition, in September 2021, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that will be paid on October 29, 2021 to shareholders of record on October 15, 2021.

COVID-19 UPDATE (as of July 31, 2021)

•
Of our 79 properties, 66 are shopping centers, 3 are free-standing, net-leased retail bank branches and 3 are restaurant properties.  The remaining properties are 6 small suburban office buildings in Greenwich, CT and Bronxville, NY and a former childcare center in Chester, NJ.

•
All 72 of our shopping centers, free-standing, net-leased retail bank branches and restaurant properties are open and operating, with 99.4% of our total tenants based on Annualized Base Rent (“ABR”) open and operating.

•
All of our shopping centers include necessity-based tenants, with approximately 70.9% of our tenants, based on ABR, either designated “essential businesses” during the early stay-at-home period of the pandemic in the tri-state area or otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.  These businesses are 99.8% open.

•
Similar to other retail landlords across the United States, we received a number of requests for rent relief from tenants, with most requests received during the early days of the pandemic when stay-at-home orders were in place and many businesses were required to close. We continued to receive a smaller number of new requests even after businesses began to re-open, and, in some cases, follow-on requests from tenants to whom we had already provided rent relief, but these requests have tapered off, and we received no new requests during the quarter ended July 31, 2021 from tenants who had not previously requested rent relief.

•
As of July 31, 2021, we have received 402 rent relief requests from the approximately 860 tenants in our consolidated portfolio. Approximately 117 of the 402 tenants withdrew their requests for rent relief or paid their rent in full. From the beginning of COVID-19 through July 31, 2021, we have completed 284 lease modifications, consisting of base rent deferrals totaling $3.9 million, or 4.1% of our annualized ABR, and rent abatements totaling $4.1 million, or 4.3% of our ABR. Included in the aforementioned amounts are the rent deferrals and abatements completed in the three months ended July 31, 2021, which amounted to 10 rent deferrals or abatements, which deferred $99,000 of base rents and abated $414,000 of base rents.

RENTAL COLLECTIONS UPDATE (as of September 1, 2021)

•
92.8% of the total base rent, common area maintenance charges (“CAM”) and real estate taxes payable for the period of April 2020 through July 2021 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
94.1% of the total base rent, CAM and real estate taxes payable for the third quarter of fiscal 2021 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
91.6% of the total base rent, CAM and real estate taxes payable for August 2021 has been paid to date. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
From the beginning of the COVID-19 pandemic through the end of the second quarter of fiscal 2021, we converted 89 tenants to cash basis accounting in accordance with ASC Topic 842.  We did not convert any additional tenants to cash basis accounting in the three months ended July 31, 2021.  In addition, when one of the Company’s tenants is converted to cash basis accounting in accordance with ASC Topic 842, all previously recorded straight-line rent receivables need to be reversed in the period that the tenant is converted to cash basis revenue recognition. During the nine months ended July 31, 2021 and 2020, we recognized collectability adjustments totaling $4.5 million ($0.12 per Class A Common share) and $6.2 million ($0.16 per Class A Common share), respectively.  During the three months ended July 31, 2020, we recognized collectability adjustments totaling $4.3 million ($0.11 per Class A Common share).  We did not have any reductions of lease income for collectability adjustments in the three months ended July 31, 2021 as the amount of collections received from tenants for previously reserved rents, as well as from tenants accounted for on a cash basis in accordance with ASC Topic 842, equaled or exceeded any new reserves for uncollectable receivables or the quarterly billings for tenants accounted for on a cash basis.  In addition, as a result of not converting any tenants to cash basis accounting in the three months ended July 31, 2021, we did not have any write-offs during such period of previously recorded straight-line rents. As of July 31, 2021, the revenue from approximately 10.3% of our tenants (based on total commercial leases) is being recognized on a cash basis. These figures represent a financial reporting charge to earnings and FFO, but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•	We have $23.0 million of cash and cash equivalents currently on our balance sheet.
•	We have $119 million currently available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until January 31, 2022.

THIRD QUARTER 2021

•	$18.4 million net income attributable to common stockholders ($0.48 income per diluted Class A Common share).
•	$14.0 million of FFO ($0.36 per diluted Class A Common share). (1)
•	$7.5 million or 44.1% increase in same property net operating income in fiscal 2021 when compared with fiscal 2020. (2)
•	91.2% of our consolidated portfolio Gross Leasable Area (“GLA”) was leased at July 31, 2021.
•	4.1% average increase in base rental rates on new leases in our third quarter of fiscal 2021.
•	1.1% average increase in base rental rates on lease renewals in our third quarter of fiscal 2021.
•	On July 16, 2021, we paid a $0.23 per share quarterly cash dividend on our Class A Common Stock and a $0.207 per share quarterly cash dividend on our Common Stock.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
(2) A reconciliation of income from continuing operations to same property net operating income is provided at the end of this press release.

“After 18 months of the Covid pandemic’s disruption to the shopping center business, we are encouraged to see a strong rebound in our tenants’ businesses and in new demand for vacant space at our properties.  We are excited to report that we renewed 471,000 square feet of space and signed 89,000 square feet of new leases in the first three quarters of fiscal 2021. In the third quarter, the percentage of our portfolio leased increased by 1.1% to 91.2%.  Following five quarters of rental rate declines due to the pandemic, this trend reversed in the third quarter, with rental rates on renewals rising 1.1% and rental rates on new leases rising 4.1%.  Leasing demand is strong, and we are hopeful these trends will continue based on the leasing deals we have in our pipeline.  The period since March 2020 has been a difficult one for our business, and we are grateful for the strong efforts and perseverance of our tenants and our UBP team in working together to get through this.  Our thoughts and prayers continue to go out to all of those impacted by the pandemic, along with great appreciation and respect for those who have led, and continue to lead, the fight against the virus on the front lines.” said Willing L. Biddle, President and Chief Executive Officer.

Mr. Biddle continued…. “Although public health and business conditions are improving, certain categories of our tenants, including health and fitness, day care, hair and nail salons and other personal services, continue to be impacted.  In addition, work-from-home trends have decreased the demand for dry cleaning, and certain sit-down restaurants, particularly those without outdoor seating, continue to struggle. Thankfully, due to our long-term strategy, 86% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained solid throughout the pandemic. While our earnings continue to be negatively impacted as a result of pandemic-induced reductions in tenant collections, as is also true with nearly all of our retail REIT peers, this quarter we collected 94% of our rents billed and our allowance for doubtful accounts significantly decreased.  We also collected over $2.4 million in the quarter from tenants that we are required to account for on a cash basis in accordance with GAAP.  As a result, we did not have a reduction of earnings or FFO for cash basis tenants. Given that we collected approximately 95% of deferred tenant billings that were scheduled to be repaid in the first nine months of fiscal 2021, as well as the fact that we had far fewer rent abatements in both our nine and three month periods of fiscal 2021 when compared with those periods last year, our same property operating income significantly improved. Rent collections were relatively solid in the first three quarters of fiscal 2021, amounting to 94.3% for the first quarter, 94.4% for the second quarter and 94.1% in our third quarter.  Additionally, we anticipate that our collections will continue to improve going forward, as demand for space is growing.  This, of course, gives us the opportunity to fill existing vacancies and replace struggling tenants.  On that note, what is most important is that our tenants’ businesses are rebounding to once again become healthy, profitable and positioned for long-term success.  Our anchor grocery stores, drug stores and wholesale clubs continue to experience strong sales, and we are very encouraged to see increased leasing activity across our portfolio. Our strong balance sheet and liquidity are the underpinnings of our company’s success, and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments even in unforeseen pandemics.  Other noteworthy events this quarter include the sale of our last non-core property, which was located in Newington, NH.  The Newington sales price was $13.4 million, and we recognized a gain on sale of $11.8 million.  This sale is consistent with our long-standing strategy of concentrating our portfolio in high quality, grocery-anchored neighborhood and community shopping centers in the metropolitan tri-state area outside of the City of New York. In addition, the previously-announced new Lidl supermarket at our Pompton Lake property opened for business on September 1 with lines out the door even on a rainy day. We remain confident in the future due to the improving stability of our tenants, the positive demographic trend of people moving to the suburbs around New York City and the increased leasing demand we are seeing.  Our Board of Directors approved a dividend payment for the third quarter at the same level as the previous quarter.  In summary, we are very much looking forward to increasing our occupancy over the remaining months of the year, and we hope to execute on some acquisitions we have in our pipeline.”

Net income applicable to Class A Common and Common stockholders for the third quarter of fiscal 2021 was $18,375,000 or $0.48 per diluted Class A Common share and $0.43 per diluted Common share, compared to $1,576,000  or $0.04 per diluted Class A Common share and $0.04 per diluted Common share in last year’s third quarter.  Net income attributable to Class A Common and Common stockholders for the first nine months of fiscal 2021 was $27,475,000 or $0.72 per diluted Class A Common share and $0.64 per diluted Common share, compared to $9,446,000 or $0.25 per diluted Class A Common share and $0.22 per diluted Common share in the first nine months of fiscal 2020.

Net income during both the nine and three-month periods ended July 31, 2021 includes $11.8 million gain on the sale of our Newington, NH property, which was sold in June 2021.

FFO for the third quarter of fiscal 2021 was $14,004,000 or $0.36 per diluted Class A Common share and $0.33 per diluted Common share, compared with $9,230,000 or $0.24 per diluted Class A Common share and $0.22 per diluted Common share in last year’s third quarter.  For the first nine months of fiscal 2021, FFO amounted to $38,107,000 or $1.00 per diluted Class A Common share and $0.89 per diluted Common share, compared to $32,414,000 or $0.85 per diluted Class A Common share and $0.76 per diluted Common share in the corresponding period of fiscal 2020.

At July 31, 2021, the company’s consolidated properties were 91.2% leased (versus 90.4% at the end of fiscal 2020).  The company currently has 387,000 square feet of vacancy in its consolidated portfolio, 93,000 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 131,000 square feet of vacant space.

The percentage of property leased in the preceding paragraph excludes the company’s unconsolidated joint ventures.  At July 31, 2021, the company had equity interests in six unconsolidated joint ventures (718,000 square feet), which were 94.2% leased (versus 91.1% at October 31, 2020).

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 79 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 206 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2021 and 2020 results (Unaudited)
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2021	2020	2021	2020

Revenues
Lease income	$97,329	$90,003	$33,051	$26,855
Lease termination income	801	460	96	112
Other income	3,403	3,964	1,183	1,832
Total Revenues	101,533	94,427	34,330	28,799

Operating Expenses
Property operating	17,733	15,085	5,284	4,355
Property taxes	17,785	17,615	6,009	5,897
Depreciation and amortization	21,773	21,587	7,063	7,304
General and administrative	6,876	8,495	2,139	2,111
Directors' fees and expenses	277	287	79	94
Total Operating Expenses	64,444	63,069	20,574	19,761

Operating Income	37,089	31,358	13,756	9,038

Non-Operating Income (Expense):
Interest expense	(10,062)	(10,123)	(3,329)	(3,475)
Equity in net income from unconsolidated joint ventures	1,025	1,160	365	184
Unrealized holding gains arising during the period	-	-	-	(109)
Gain on sale of marketable securities	-	258	-	258
Gain (loss) on sale of properties	12,214	(328)	11,808	-
Interest, dividends and other investment income	171	359	75	27

Net Income	40,437	22,684	22,675	5,923

Noncontrolling interests:
Net income attributable to noncontrolling interests	(2,724)	(3,001)	(887)	(935)
Net income attributable to Urstadt Biddle Properties Inc.	37,713	19,683	21,788	4,988
Preferred stock dividends	(10,238)	(10,237)	(3,413)	(3,412)

Net Income Applicable to Common and Class A Common Stockholders	$27,475	$9,446	$18,375	$1,576

Diluted Earnings Per Share:
Per Common Share:	$0.64	$0.22	$0.43	$0.04
Per Class A Common Share:	$0.72	$0.25	$0.48	$0.04

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,564	9,479	9,697	9,281
Class A Common and Class A Common Equivalent	29,722	29,610	29,828	29,540

Results of Operations

The following information summarizes our results of operations for the nine months and three months ended July 31, 2021 and 2020 (amounts in thousands):

	Nine months ended				Change Attributable to
	July 31,		Increase		Property	Properties Held In
Revenues	2021	2020	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$74,802	$75,013	$(211)	(0.3)%	$(125)	$(86)
Recoveries from tenants	27,043	21,166	5,877	27.8%	(9)	5,886
Uncollectable amounts in lease income	(1,379)	(3,490)	2,111	(60.5)%	-	2,111
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	(3,137)	(2,686)	(451)	16.8%	158	(609)
Lease termination	801	460	341	74.1%	-	341
Other income	3,403	3,964	(561)	(14.2)%	(12)	(549)

Operating Expenses
Property operating	17,733	15,085	2,648	17.6%	181	2,467
Property taxes	17,785	17,615	170	1.0%	108	62
Depreciation and amortization	21,773	21,587	186	0.9%	218	(32)
General and administrative	6,876	8,495	(1,619)	(19.1)%	n/a	n/a

Non-Operating Income/Expense
Interest expense	10,062	10,123	(61)	(0.6)%	-	(61)
Interest, dividends, and other investment income	171	359	(188)	(52.4)%	n/a	n/a

	Three Months Ended				Change Attributable to
	July 31,		Increase		Property	Properties Held In
Revenues	2021	2020	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$24,790	$24,130	$660	2.7%	$(99)	$759
Recoveries from tenants	8,251	7,056	1,195	16.9%	(4)	1,199
Uncollectible amounts in lease income	-	(1,645)	1,645	(100.0)%	-	1,645
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	10	(2,686)	2,696	(100.4)%	158	2,538
Lease termination income	96	112	(16)	(14.3)%	-	(16)
Other income	1,183	1,832	(649)	(35.4)%	(21)	(628)

Operating Expenses
Property operating	5,284	4,355	929	21.3%	92	837
Property taxes	6,009	5,897	112	1.9%	84	28
Depreciation and amortization	7,063	7,304	(241)	(3.3)%	81	(322)
General and administrative	2,139	2,111	28	1.3%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,329	3,475	(146)	(4.2)%	-	(146)
Interest, dividends, and other investment income	75	27	48	177.8%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2021 and 2020 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents decreased by 0.3% to $74.8 million for the nine month period ended July 31, 2021 as compared with $75.0 million in the comparable period of 2020.  Base rents increased by 2.7% to $24.8 million for the three months ended July 31, 2021 as compared with $24.1  million in the comparable period of 2020. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In the first nine months of fiscal 2020, we sold two properties totaling 18,100 square feet.  In the first nine months of fiscal 2021 we sold two properties totaling 105,800 square feet. These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the nine months ended July 31, 2021 when compared with fiscal 2020.

Properties Held in Both Periods:

Revenues

Base Rent
In the nine month period ended July 31, 2021, base rent for properties held in both periods was relatively unchanged when compared with the corresponding prior periods.

In the three month period ended July 31, 2021, base rent for properties held in both period increased by $759,000 when compared with the corresponding prior period as a result of new leasing completed after the third quarter of fiscal 2020 at approximately 6 properties.

In the first nine months of fiscal 2021, we leased or renewed approximately 560,000 square feet (or approximately 12.7% of total GLA).  At July 31, 2021, the Company’s consolidated properties were 91.2% leased (90.4% leased at October 31, 2020).

Tenant Recoveries
In the nine month and three month periods ended July 31, 2021, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by a net $5.9 million and $1.2 million, respectively, when compared with the corresponding prior period.

The increase in tenant recoveries was the result of having higher common area maintenance expenses in the nine months and three months of fiscal 2021 when compared with the corresponding prior periods related to snow removal and parking lot repairs.  In addition, we completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first half of fiscal 2021 and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period, which increased tenant reimbursement income in the first half of fiscal 2021.  In addition, the percentage of common area maintenance and real estate tax costs that we recover from our tenants generally increased in fiscal 2021 when compared with fiscal 2020 as the effects of the pandemic on our tenants businesses is lessening.

Uncollectable Amounts in Lease Income
In the nine month and three month periods ended July 31, 2021, uncollectable amounts in lease income decreased by $2.1 million and $1.6 million, respectively.  In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the nine months ended July 31, 2021, many of our tenants saw early signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public. As a result, the uncollectable amounts in lease income have been declining.

ASC Topic 842 Cash Basis Lease Income Reversals
The Company adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires amongst other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant, and in addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we have determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments are no longer probable of collection (10.3% of our approximate 860 tenants). All of these tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021.  As a result of this assessment we reversed $345,000 more in straight-line rent reversals for cash basis tenants in the nine months ended July 31, 2021 when compared to the prior period.

For the three months ended July 31, 2021 we did not convert any tenants to cash basis, and as a result, we did not reverse any straight-line rent receivables, which created a $910,000 positive variance. In addition, in the three months ended July 31, 2021, we did not have any reductions of lease income for collectability adjustments for cash basis tenants as the amount of collections received from those tenants equaled or exceeded the quarterly billings for tenants accounted for on a cash basis, which created a positive variance of $1.8 million.

Expenses

Property Operating
In the nine month and three month periods ended July 31, 2021, property operating expenses increased by $2.5 million and $ 837,000, respectively, as a result of having higher common area maintenance expenses in the nine months and three months of fiscal 2021 when compared with the corresponding prior periods related to snow removal and parking lot repairs.

Property Taxes
In the nine month and three month periods ended July 31, 2021, property tax expense was relatively unchanged when compared with the corresponding prior period.

Interest
In the nine month and three month periods ended July 31, 2021, interest expense was relatively unchanged when compared with the corresponding prior period.

Depreciation and Amortization
In the nine month period ended July 31, 2021, depreciation and amortization was relatively unchanged when compared with the corresponding prior period. In the three month period ended July 31, 2021, depreciation and amortization decreased by $322,000 when compared with the corresponding prior period as a result of the write-off of tenant improvements for tenants who vacated the portfolio in fiscal 2020.

General and Administrative Expenses
In the nine month period ended July 31, 2021, general and administrative expenses decreased by $1.6 million when compared with the corresponding prior period, predominantly related to a decrease in compensation and benefits expense. The decrease was the result of accelerated vesting of restricted stock grant value upon the death of our former Chairman Emeritus in the second quarter of fiscal 2020.  General and administrative expenses was relatively unchanged for the three month period ended July 31, 2021.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

◾
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

◾	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the nine month and three month periods ended July 31, 2021 and 2020 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2021 and 2020
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders to Funds From Operations:	Nine months ended		Three Months Ended
	July 31,		July 31,
	2021	2020	2021	2020

Net Income Applicable to Common and Class A Common Stockholders	$27,475	$9,446	$18,375	$1,576

Real property depreciation	17,198	16,994	5,737	5,658
Amortization of tenant improvements and allowances	3,312	3,245	960	1,170
Amortization of deferred leasing costs	1,209	1,279	363	451
Depreciation and amortization on unconsolidated joint ventures	1,126	1,122	376	375
(Gain)/loss on sale of property	(12,213)	328	(11,807)	-

Funds from Operations Applicable to Common and Class A Common Stockholders	$38,107	$32,414	$14,004	$9,230

Funds from Operations (Diluted) Per Share:
Common	$0.89	$0.76	$0.33	$0.22
Class A Common	$1.00	$0.85	$0.36	$0.24

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,564	9,479	9,697	9,281
Class A Common and Class A Common Equivalent	29,722	29,610	29,828	29,540

FFO amounted to $38.1 million in the nine months ended July 31, 2021 compared to $32.4 million in the comparable period of fiscal 2020.  The net increase in FFO is attributable, among other things to:

Increases:
•
An increase in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first nine months of fiscal 2021 and a general increase in the rate at which we recover costs from our tenants as a result of the reduced impact of the COVID-19 pandemic on our tenants businesses, which resulted in a positive variance in the first nine months of fiscal 2021 when compared to the same period of fiscal 2020.

•
A $341,000 increase in lease termination income in the first nine months of fiscal 2021 when compared with the corresponding prior period as a result of one tenant that occupied multiple spaces in our portfolio ceasing operations and buying out the remaining terms of its leases.

•
A net decrease in general and administrative expenses of $1.6 million, predominantly related to a decrease in compensation and benefits expense in the nine months ended July 31, 2021 when compared to the corresponding prior period.  The decrease was the result of accelerated vesting of restricted stock grant value upon the death of our former Chairman Emeritus in the second quarter of fiscal 2020.

•
A decrease in uncollectable amounts in lease income of $2.1 million.  In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents for such tenants would likely be uncollectable. During the nine month period ended July 31, 2021, many of our tenants saw early signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public. As a result, the uncollectable amounts in lease income have been declining. We have even recovered receivables that were previously reserved for.

•
A decrease of $277,000 in net income to noncontrolling interests.  This decrease was caused by our redemption of noncontrolling units in the second half of fiscal 2020 and first nine months of fiscal 2021.  In addition, distributions decreased to noncontrolling unit owners whose distributions per unit were based on the dividend rate of our Class A Common stock, which was significantly reduced in the first half of fiscal 2021 when compared to the corresponding prior period.

Decreases:
•
An increase in the reversals of straight-line rent for tenants accounted for on a cash basis in accordance with ASC Topic 842 in the first nine months of fiscal 2021 when compared with the first nine months of fiscal 2020.

FFO amounted to $14.0 million in the three months ended July 31, 2021 compared to $9.2 million in the comparable period of fiscal 2020.  The net increase in FFO is attributable, among other things to:

Increases:
•
A decrease in uncollectable amounts in lease income of $1.6 million.  In the third quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents for such tenants would likely be uncollectable. During the three months ended July 31, 2021, many of our tenants continued to see signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public and the resulting decline in COVID-19 cases for vaccinated persons. As a result, the uncollectable amounts in lease income have been declining. We have even recovered receivables that were previously reserved for.

•
In the three months ended July 31, 2021, we did not have any reductions of lease income for collectability adjustments related to the 89 tenants in our portfolio that we account for on a cash basis in accordance with ASC Topic 842, as the amount of collections equaled or exceeded the quarterly billings for tenants accounted for on a cash basis, which created a $1.8 million positive variance.  In addition, as a result of not converting any tenants to cash basis accounting in the three months ended July 31, 2021, we did not have any write-offs of previously recorded straight-line rent in the three months ended July 31, 2021 and we had $910,000 in write-offs of straight-line rents in the third quarter of fiscal 2020 relating to cash basis tenants.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Nine Months Ended July 31,			Three Months Ended July 31,
	2021	2020	% Change	2021	2020	% Change
Same Property Operating Results:

Number of Properties (Note 4)	74			74

Revenue (Note 2)
Base Rent (Note 3)	$74,627	$70,673	5.6%	$24,659	$21,529	14.5%
Uncollectable amounts in lease income-same property	(1,380)	(3,460)	-60.1%	-	(1,615)	-100.0%
ASC Topic 842 cash-basis lease income reversal-same property	(1,882)	(1,776)	6.0%	10	(1,776)	-100.6%
Recoveries from tenants	26,742	20,857	28.2%	9,273	6,960	33.2%
Other property income	304	787	-61.4%	88	576	-84.9%
	98,411	87,081	13.0%	34,030	25,674	32.5%

Expenses
Property operating	10,977	8,609	27.5%	3,269	2,361	38.5%
Property taxes	17,586	17,521	0.4%	5,902	5,869	0.6%
Other non-recoverable operating expenses	1,464	1,315	11.3%	453	502	-9.8%
	30,027	27,445	9.4%	9,624	8,732	10.2%

Same Property Net Operating Income	68,384	59,636	14.7%	24,406	16,942	44.1%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	804	1,088		89	313
Other Interest income	349	336		118	88
Other Dividend Income	-	182		-	-
Consolidated lease termination income	801	460		97	112
Consolidated amortization of above and below market leases	455	525		166	175
Consolidated straight line rent income	(2,702)	1,780		(371)	1,230
Equity in net income of unconsolidated joint ventures	1,025	1,160		365	184
Taxable REIT subsidiary income/(loss)	419	719		165	393
Solar income/(loss)	(159)	(91)		88	107
Storage income/(loss)	805	714		360	240
Unrealized holding gains arising during the periods	-	-		-	(109)
Gain on sale of marketable securities	-	258		-	258
Interest expense	(10,062)	(10,123)		(3,329)	(3,475)
General and administrative expenses	(6,876)	(8,495)		(2,139)	(2,111)
Uncollectable amounts in lease income	(1,380)	(3,490)		-	(1,645)
Uncollectable amounts in lease income-same property	1,380	3,460		-	1,615
ASC Topic 842 cash-basis lease income reversal	(1,882)	(1,776)		10	(1,776)
ASC Topic 842 cash-basis lease income reversal-same property	1,882	1,776		(10)	1,776
Directors fees and expenses	(277)	(287)		(79)	(94)
Depreciation and amortization	(21,773)	(21,587)		(7,063)	(7,304)
Adjustment for intercompany expenses and other	(2,970)	(3,233)		(2,006)	(996)

Total other -net	(40,161)	(36,624)		(13,539)	(11,019)
Income from continuing operations	28,223	23,012	22.6%	10,867	5,923	83.5%
Gain (loss) on sale of real estate	12,214	(328)		11,808	-
Net income	40,437	22,684	78.3%	22,675	5,923	282.8%
Net income attributable to noncontrolling interests	(2,724)	(3,001)		(887)	(935)
Net income attributable to Urstadt Biddle Properties Inc.	$37,713	$19,683	91.6%	$21,788	$4,988	336.8%

Same Property Operating Expense Ratio (Note 1)	93.6%	79.8%	13.8%	101.1%	84.6%	16.5%

Note 1 - Represents the percentage of property operating expense and real estate tax expense recovered from tenants under operating leases.
Note 2 - Excludes straight-line rent, above/below market lease rent, lease termination income.
Note 3 - Base rents for the three and nine month periods ended July 31, 2021 are reduced by approximately $99,000 and $538,000, respectively, in rents that were deferred and approximately $414,000 and $2.7 million, in rents that were abated because of COVID-19. Base rents for the three and nine month periods ended July 31, 2021, are increased by approximately $826,000 and $2.8 million, respectively, in COVID-19 deferred rents that were billed and collected in those periods. Base rents for the nine and three months ended July 31, 2020 are reduced by approximately $1.9 million in rents that were deferred and approximately $492,000 in rents that were abated as a result of COVID-19.
Note 4 - Includes only properties owned for the entire period of both periods presented

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	July 31,	October 31,
	2021	2020
	(Unaudited)
Assets
Cash and Cash Equivalents	$22,991	$40,795

Real Estate investments before accumulated depreciation	$1,146,941	$1,149,182

Investments in and advances to unconsolidated joint ventures	$28,807	$28,679

Total Assets	$982,122	$1,010,179

Liabilities
Revolving credit line	$5,000	$35,000

Mortgage notes payable and other loans	$293,975	$299,434

Total Liabilities	$339,957	$377,037

Redeemable Noncontrolling Interests	$67,396	$62,071

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$574,769	$571,071